EXHIBIT 10.8


                                    AGREEMENT

     AGREEMENT, dated as of June 15, 2000, by and between EQUIDYNE CORPORATION, formerly known as American Electromedics Corp., a Delaware corporation (the "Company"), and THOMAS A. SLAMECKA (the "Executive").

     WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement, dated the 1st day of January, 2000 (the "Employment Agreement"), and the Company and the Executive desire that, simultaneously with the effective date of this Agreement, the Employment Agreement shall be terminated, except as expressly provided herein;

     NOW, THEREFORE, in consideration and matters recited above and the mutual covenants and agreements herein contained, that each party intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Termination of Employment/Consultant.
          ------------------------------------

          1.1  Termination Dates. As of the close of business on the date hereof
               -----------------
(the "Termination Date") the Executive's employment by the Company as Chairman of the Board of Directors shall terminate. The Company and the Executive acknowledge and agree that the Employment Agreement shall be terminated upon the Termination Date and shall no longer be of any force or effect and shall be superseded by this Agreement, except to the extent expressly provided herein. Subject to the provisions of this Agreement, the Company desires and the Executive agrees that the Executive shall continue to serve the Company as Chairman of the Board of Directors in a non-employee capacity from the date of this Agreement through July 31, 2000. Additionally, the Executive shall continue to serve the Company as a Director for a period from the date hereof through December 31, 2000, subject to the By-laws of the Company.

          1.2  Consultant. During the period from August 1, 2000 through
               ----------
July 31, 2001, the Executive shall serve as a consultant to the Company, without any compensation other than reimbursement of his direct, out-of-pocket expenses, in accordance with the Company's policies. The Executive shall consult with and advise the Company to the best of his abilities with respect to such matters involving the business and affairs of the Company as may be reasonably assigned to the Executive by the Chairman of the Board of the Company and as are consistent with the Executive's knowledge, abilities, experience and time availability.

     2.   Payments.
          --------

          2.1  Current Payments. On the Termination Date, the Company shall
               ----------------
provide to the Executive:

               (a) an amount of $46,100 in cash, representing pre-payment of $17,500 for his current annual salary of $75,000 through July 31, 2000, and $28,800 for annual expenses;

               (b) an amount of $225,000 in cash, representing a lump sum payment in lieu of salary and expenses otherwise payable to the Executive under the Employment Agreement for the period from August 1, 2000 through December 31, 2003; and

               (c) an amount of $220,000 in cash, representing partial payment of the Profits Bonus for Fiscal Year 2000 pursuant to Section 4.02 of the Employment Agreement, provided that if the Executive shall be entitled to any additional amount of Profits Bonus for Fiscal year 2000, such additional amount shall be calculated in accordance with the provisions of Section 4.02, however, in no event shall the Executive be entitled to more than $275,000 with respect to the Profits Bonus for Fiscal Year 2000.

          2.2  Future Payments.
               ---------------

               (a) The Company shall pay to the Executive a Profit Bonus for the Fiscal Year 2001 pursuant to Section 4.02 of the Employment Agreement, provided, however, that such Profit Bonus shall not exceed $500,000. In addition, if during Fiscal Year 2001 the Company disposes of, in any fashion or manner, currently held shares of Rosch AG Medizintechnik ("Rosch") and receives net proceeds in excess of $5,000,000, regardless of whether such proceeds may be in cash, stock, other negotiable securities or a credit from Rosch or a combination thereof, then the Company shall pay the Executive an amount of $250,000 in cash, representing partial payment of the Profits Bonus for Fiscal Year 2001. The Company shall pay said amount to the Executive within 10 days of its receipt of the net proceeds or credit upon such disposition

               (b) If at any time prior to July 31, 2001 there is a "change of control" of the Company (as defined in Section 6.06 of the Employment Agreement), then the maximum amount of ($275,000 for Fiscal Year 2000 and $785,000 for Fiscal year 2001) of the Profit Bonus pursuant to Section 4.02 of the Employment Agreement for Fiscal Years 2000 and 2001, less any amounts of the Profit Bonus previously paid to the Executive pursuant to this Agreement, shall be payable in cash within 10 days after a "change of control" of the Company shall be deemed to have occurred.

     3.   Health Insurance Coverage. To the extent that the Company maintains
          -------------------------
health insurance coverage for its executive officers during the period from the date hereof through December 31, 2003, during the foregoing period the Company shall include the Executive and his spouse in such health insurance coverage on similar terms for which they are eligible, and shall make all premium payments on the behalf of the Executive and his spouse for such health care coverage.

     4.   Agreement not to Compete-Trade Secrets and Confidential Information.
          -------------------------------------------------------------------
The entirety of Section 5 of the Employment Agreement shall continue in full force and effect and is hereby incorporated into this Agreement by reference. For purposes of Section 5.03 thereof, the two year period shall commence as of August 1, 2000.

     5.   Indemnification. The Executive shall use his best judgment in the
          ---------------
performance of his duties hereunder. The Executive shall not be liable for any acts or omissions or any error of judgment or for any loss suffered by the Company in connection with this Agreement except loss resulting from his willful misfeasance, bad faith or gross negligence or by reason of reckless disregard of his obligations and duties under this Agreement. The Company shall indemnify the Executive against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from his past employment with the Company, or by reason of the fact that he was or is an officer or Director of the Company, except those resulting from his willful misfeasance, gross negligence, bad faith or reckless disregard in the performance of his obligations and duties. The Executive shall be entitled to advances from the Company for payment of reasonable expenses incurred by him in connection with the matter as to which he is seeking indemnification in advance of the final disposition of such matter upon receipt by the Company of his written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. The Executive's right of indemnification hereunder shall continue after he ceases to be the Chairman and a Director, and shall inure to the benefit of his heirs and personal representatives.

     6.   Releases. Effective as of the Termination Date, in consideration of
          --------
the payments contemplated hereunder and other consideration provided to the Executive pursuant to this Agreement, the Executive, for himself and his heirs, executors, administrators, hereby releases and forever discharges the Company, and any of its subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns, and all plan administrators and trustees of employee benefit plans maintained by any of them (collectively "Company Entities"), from all rights, claims or demands the Executive ever had, now has or hereafter may have based on his employment with the Company, or any subsidiary of the Company, or the termination of that employment, provided that the foregoing does not release any of the Company Entities from any obligations they may have to the Executive under this Agreement. The Company hereby releases the Executive from all rights, claims or demands the Company ever had, now has or hereafter may have based on the Executive's employment with the Company, or any subsidiary of the Company, or the termination of that employment, excluding the Executive's obligations to the Company under this Agreement. The foregoing mutual release covers both known and unknown claims, provided that the foregoing does not release either party hereto from any of its obligations under this Agreement. Anything herein to the contrary notwithstanding, the provisions of this Section 6 shall not apply to limit the rights of either party to enforce the terms of this Agreement against the other party.

     7.   Miscellaneous
          -------------

          7.1  Notices. All notices, requests, demands or other communications
               -------
hereunder shall be deemed to have been given if delivered in writing personally or by registered mail or national overnight courier or by facsimile to either party at the address set forth below, or at such other address as either party may designate in writing to the other:

          If to the Company:

          Equidyne Corporation
          11770 Bernardo Plaza Court - Suite 351
          San Diego, CA  92128

          Attn: Joseph R. Nelson, President
          Fax:  (858) 451-7002

          If to the Executive:

          Thomas A. Slamecka
          305 Mossy Pointe
          Duluth, Georgia 30155
          Fax:   (770) 613-9963

          7.2  Severability. Any provision of this Agreement which is deemed
               ------------
invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          7.3  Counterparts. This Agreement may be executed in separate
               ------------
counterparts, any one of which need not contain signatures of more than one party, but all of which taken together with constitute one and the same agreement.

          7.4  Amendments. No amendments or other modifications to this
               ----------
Agreement may be made except by writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

          7.5  Assignability. This Agreement is personal to the Executive and
               -------------
shall not be assignable by him without the written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company and their respective heirs, administrators, successors or assigns.

          7.6  Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.

          7.7  Withholding. The Company may withhold from any amounts payable
               -----------
under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                                        EQUIDYNE CORPORATION

                                        By:
                                           ------------------------------------
                                             Joseph R. Nelson, President

                                           ------------------------------------
                                           THOMAS A. SLAMECKA